Exhibit 99.1

Contact:

Investors:	News Media:
Maggie Morris	Linda Megathlin
Investor Relations Director	Communications Director
(508)236-1069	(508)236-1761
mmorris2@sensata.com	lmegathlin@sensata.com

SENSATA TECHNOLOGIES ANNOUNCES AGREEMENT TO ACQUIRE SENSOR-NITE

ALMELO, the Netherlands – June 15, 2011 – Sensata Technologies Holding N.V. (NYSE: ST) announced today that it has reached an agreement whereby certain Sensata companies will acquire the shares of Sensor-NITE Group Companies from Elex Group for €225 million or approximately $325 million, based on current exchange rates.

Sensor-NITE is a leading manufacturer of high temperature sensors used in the exhaust after-treatment systems of diesel and leading-edge gasoline engines. The business is headquartered in Tessenderlo, Belgium, with operations and manufacturing in Sofia and Botevgrad, Bulgaria.

The transaction, which is subject to regulatory review and other customary closing conditions, is expected to close in the third quarter.

The Company will conduct a conference call today at 9:00am ET to discuss the transaction. The U.S. dial-in is: (877) 486-0682 and the non-U.S. dial-in is (706) 634-5536. The conference ID is 75797205. To help ensure that the conference begins in a timely manner, please dial in 10 minutes prior to the start of the call. For those unable to participate in the conference call, a replay will be available for one week beginning on June 15, 2011 at 11:30am ET and ending on June 22, 2011. To access the replay, the U.S. dial-in number is (800) 642-1687 and the non-U.S. dial-in number is (706) 645-9291. The replay passcode is 75797205.

“Sensor-NITE’s leading market position, competitive cost structure and differentiated technology sets it apart from its competitors and is an ideal fit with Sensata’s core Sensors business. This combination will provide a new technology platform and strong growth opportunities in powertrain systems we currently serve,” said Tom Wroe, Sensata Technologies Chairman and Chief Executive Officer.

Sensor-NITE Chief Executive Officer Chris Baerts said, “This is clearly a win for both businesses as Sensor-NITE will now have the opportunity to expand its reach as we jointly leverage Sensata’s global footprint and worldwide customer base to address the increasing demand for cleaner emissions around the world.”

Sensata expects to have sufficient cash on the balance sheet to fund the transaction, but may also consider using debt based on the favorability of market conditions. Regardless of how the deal is financed, Sensata expects the transaction to be accretive to earnings.

Sensata further expects that the acquisition will contribute to both net revenue and Adjusted Net Income growth in 2011 and beyond. Sensor-NITE recorded revenues of approximately $135 million in 2010.

Sensata’s Chief Administrative and Financial Officer Jeff Cote said, “We believe this purchase represents a strategically sound use of capital and is in line with our previously announced objective to execute on acquisitions that are close to the core and accretive to Sensata’s business. The long-term potential for this technology is substantial and we believe it will accelerate our organic growth rate over our long-range plan given the expansion of emissions regulations to the commercial diesel market and the increased global use of turbochargers on gasoline engines in response to stricter emission requirements on a worldwide basis.”

Sensata will discuss the transaction in more detail at its upcoming Investor and Analyst Day on June 22. The event will be webcast from the Investor Relations section of the Sensata website.

About Sensata Technologies Holding N.V.

Sensata Technologies Holding N.V. is one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions. Employing approximately 11,500 people in nine countries, Sensata’s products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air-conditioning, data, telecommunications, recreational vehicle and marine applications. For more information, please visit Sensata’s web site at www.sensata.com.

About Sensor-NITE Group Companies

Sensor-NITE, formed in Belgium in 1996, is a Tier 1 supplier of high temperature exhaust gas sensors for the automotive industry. Its sensors are used for exhaust gas temperature monitoring in exhaust gas recirculation systems, diesel particulate filters, selective catalytic reduction, turbocharging systems (overheating detection/fuel economy), oxidation catalysts, NOx traps, and fuel reformers.

Safe Harbor Statement

This press release contains forward–looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Among others, such forward-looking statements include our belief that the Sensor-NITE acquisition will be accretive to earnings and that such acquisition will contribute to both net revenue and Adjusted Net Income growth in 2011 and beyond. Forward–looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. The principal risks and uncertainties include, but are not limited to: unexpected delays in completing the Sensor-NITE acquisition or unanticipated difficulties or costs in integrating the Sensor-NITE business with our operations; integration of acquired companies; worldwide economic conditions; adverse developments in the automotive industry; fluctuations in foreign currency exchange, commodity and interest rates; competitive pressures; pricing and other pressures from customers; fundamental changes in the industries in which the Company operates; litigation and disputes involving the Company, including the extent of product liability and warranty claims asserted against the Company; labor disruptions and increased labor costs; the loss of one or more suppliers of raw materials; non-performance by suppliers; the Company’s ability to protect its intellectual property; the Company’s failure to comply with the covenants contained in the credit agreement governing its subsidiary’s senior secured credit facility or its other debt agreements; the Company’s dependence on third parties for transportation, warehousing and logistics services; compliance with Section 404 of the Sarbanes-Oxley Act of 2002; environmental, safety and governance regulations or concerns; changes in existing environmental and/or safety laws, regulations and programs; unfunded benefit obligations; and the Company’s ability to secure financing to operate and grow its business or to explore opportunities. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and we undertake no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise. For a discussion of potential risks and uncertainties, please refer to the risk factors listed in our SEC filings. Copies of our filings are available from our Investor Relations department or from the SEC website, www.sec.gov.